CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2019, relating to the financial statements and financial highlights of UP Fintech China-U.S. Internet Titans ETF, a series of the TIGERSHARES Trust, for the period ended September 30, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Accounting and Legal Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
January 23, 2020